PROSPECTUS SUPPLEMENT NO. 5                     Filed Pursuant to Rule 424(b)(3)
(To Prospectus dated September 25, 2001)    Registration Statement No. 333-67572

                                 Amdocs Limited

                                  $500,000,000
                     2% Convertible Notes due June 1, 2008
                                      and
                       5,429,350 Ordinary Shares Issuable
                          upon Conversion of the Notes
                            ------------------------

     This prospectus supplement relates to the resale by holders of our 2% Convertible Notes due June 1, 2008 and ordinary shares issuable upon conversion of the notes. This prospectus supplement may only be delivered or used in connection with our prospectus dated September 25, 2001. Our ordinary shares are traded on the New York Stock Exchange under the symbol "DOX."

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                            ------------------------

                  PROSPECTUS SUPPLEMENT DATED NOVEMBER 8, 2001

     The information appearing in the following table supplements or supersedes in part the information in the table under the caption "Selling Holders", beginning on page 50 in our prospectus and was provided by or on behalf of the selling holders.

                                            PRINCIPAL       ORDINARY
                                            AMOUNT OF        SHARES                     ORDINARY SHARES
                                              NOTES       BENEFICIALLY                BENEFICIALLY OWNED
                                           BENEFICIALLY      OWNED        ORDINARY      AFTER OFFERING
                                            OWNED AND        BEFORE        SHARES     -------------------
             NAME AND ADDRESS                OFFERED        OFFERING     OFFERED(1)    AMOUNT    PERCENT
             ----------------              ------------   ------------   ----------   --------   --------
BTES -- Convertible Arbitrage               $1,000,000       10,858        10,858           0       *
  c/o Morgan Stanley
  1221 Avenue of the Americas
  28th Floor
  New York, NY 10020
BTPO -- Growth vs Value                      4,000,000       43,434        43,434           0       *
  c/o Morgan Stanley
  1221 Avenue of the Americas
  28th Floor
  New York, NY 10020
CSFB Convertible and Quantitative            5,000,000       54,293        54,293           0       *
  Strategies
  Ugland House
  P.O. Box 309
  Grand Cayman, Cayman Islands
  British West Indies
Goldman Sachs and Company                      500,000        5,429         5,429           0       *
  295 Chipeta Way
  Salt Lake City, UT 84108

---------------
  * Indicates less than 1%.

(1) Assumes conversion of all the holder's notes at a conversion rate of 10.8587 ordinary shares per each $1,000 principal amount of the notes and resale of all ordinary shares offered hereby. In addition, the per share conversion price, and therefore the number of ordinary shares issuable upon conversion of the notes, is subject to adjustment. As a result, the aggregate principal amount of the notes and the number of shares of ordinary shares issuable upon conversion of the notes may increase or decrease.